Exhibit 10.1

NEWS RELEASE

8 October 2018

NAVIGATOR HOLDINGS LTD. - FIXED INCOME INVESTOR MEETINGS

Navigator Holdings Ltd. (NYSE: NVGS) has mandated Fearnley Securities and Nordea to arrange a series of fixed income investor meetings commencing on 15 October 2018. Subject to inter alia market conditions, a NOK denominated senior secured bond issue with a 5 year tenor may follow.

The proceeds from the potential bond issue would be used to (i) partly fund the Navigator’s portion of the construction cost of the Ethylene Export Marine Terminal JV and (ii) for general corporate purposes.

For more information go to www.navigatorgas.com.

For further information, please contact:

Niall Nolan (Chief Financial Officer, Navigator Gas), Tel: +44 20 7340 4850

Oeyvind Lindeman (Chief Commercial Officer, Navigator Gas), Tel: +44 20 7340 4850

About Us

Navigator Holdings Ltd. is the owner and operator of the world’s largest fleet of handysize liquefied gas carriers and a global leader in the seaborne transportation services of petrochemical gases, such as ethylene and ethane, liquified petroleum gas (“LPG”) and ammonia. Navigator’s fleet consists of 38 semi- or fully-refrigerated liquefied gas carriers, 14 of which are ethylene and ethane capable. The Company plays a vital role in the liquefied gas supply chain for energy companies, industrial consumers and commodity traders, with our sophisticated vessels providing an efficient and reliable ‘floating pipeline’ between the parties. We continue to build strong, long-term partnerships based on mutual trust, our depth of technical expertise and a modern versatile fleet.